Exhibit 99.1

Douglas Dynamics, Inc.

11270 W Park Place

Suite 300

Milwaukee, WI 53224

Douglas Dynamics Announces Preliminary Fourth Quarter and Full Year 2023 Results and Implementation of 2024 Cost Savings Program

Strong Solutions Performance Partially Offsets Attachments Results Impacted by Weather Conditions

●	Work Truck Attachments – Ongoing lack of snowfall significantly impacted fourth quarter results
●	Work Truck Solutions – Produced Net Sales growth and delivered strong margins compared to 2022 results
●

Initiated 2024 Cost Savings Program in January 2024 – Expected to deliver annualized savings of $8 to $10 million, or approximately $0.25 adjusted EPS, with approximately 75% expected to be realized in 2024

●	Initial 2024 financial outlook projects 70% - 80% increase in Adjusted EPS versus 2023
●	Dividend remains top capital allocation priority
●	Complete fourth quarter and full year 2023 earnings call date set for February 27, 2024

Milwaukee, WI – January 30, 2024 – Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced preliminary results for the quarter and full year ended December 31, 2023.

Preliminary Consolidated Fourth Quarter and Full Year 2023 Results

$ in millions (except EPS)	Preliminary Q4 2023	Q4 2022	Preliminary Full Year 2023	Full Year 2022
Net Sales	$134	$159.8	$568	$616.1
Net Income	$7	$11.5	$24	$38.6
Diluted EPS	$0.29	$0.49	$0.98	$1.63

Adjusted EBITDA	$15	$22.9	$68	$86.8
Adjusted Net Income	$4	$12.3	$24	$43.5
Adjusted Diluted EPS	$0.19	$0.52	$1.01	$1.84

Work Truck Attachments

The Attachments segment continues to navigate the highly unusual weather trends which began in the fourth quarter of 2022 and continued through the fourth quarter of 2023. Following record low snowfall on the east coast during the 2022-23 snow season, demand was already negatively impacted entering the fourth quarter 2023 equipment retail season. The situation was compounded by fourth quarter 2023 snowfall totals that were nearly 70% below the ten-year average, resulting in the lowest fourth quarter order activity on record, which was more than 60% below the ten-year average. For 2023, initial results indicate Attachments Net Sales will be more than 20% lower than the previous year, with adjusted EBITDA approximately one-third lower than 2022 results.

“The lack of snowfall was the reason our 2023 results came in well below our expectations,” explained Bob McCormick, President and CEO. “Douglas has been in the weather business for over 75 years, and we’ve seen our share of low snowfall environments, but the past 15 months have been one for the record books. Until earlier this month, there was a record approximate 700-day gap between measurable snowfalls in important east coast markets such as New York, Philadelphia, Baltimore, and Washington D.C.”

McCormick continued, “More than two-thirds of a season’s snowfall typically occurs in the first quarter and I’m glad to say snowfall in the first quarter of 2024 is off to a positive start. We’ve seen a succession of storms across the snowbelt in January, including in core east coast markets.”

“Due to the unprecedented nature of the weather patterns we’ve experienced, the equipment replacement cycle has lengthened, likely taking us more than one snow season to return to an average demand environment. Therefore, we made the prudent decision to align our cost structure and effectively manage through this highly unusual period.”

Work Truck Solutions

The Solutions segment completed a strong finish to 2023, producing double digit EBITDA margins in the fourth quarter of 2023. On a full year basis, initial results indicate Net Sales growth above 15% and adjusted EBITDA growth of approximately 100% when compared to 2022 results, which is a testament to the progress made on margin improvement and baseline profit initiatives.

“I’m pleased to say that Solutions delivered year over year margin improvement each quarter this year, as planned. We enter 2024 with optimism based on our strong fourth quarter performance, ongoing positive demand and continued elevated backlog,” noted McCormick.

2024 Cost Savings Program

The recently implemented 2024 Cost Savings Program, which is primarily in the form of salaried headcount reductions, impacted both the Work Truck Attachments segment and corporate functions. The structural changes are anticipated to yield annual pre-tax savings of $8 million to $10 million, with approximately 75% of the anticipated annualized savings expected to be realized in 2024. The implementation of these initiatives is expected to lead to approximately $2 million in pre-tax restructuring charges related to workforce reduction costs and other related expenses. We expect to incur these charges primarily in the first quarter of 2024, and Adjusted EBITDA will be adjusted for any items affecting comparability.

McCormick explained, “While our business model is designed to adapt quickly to temporary weather driven challenges, the historic low snowfall trends seen in the past few years has led us to look beyond our typical cost cutting measures. While we expect to unlock significant savings from the initiatives, we remain equally confident in protecting and growing our competitive advantages, which leaves us well positioned to drive growth over the medium- to long-term.”

Initial 2024 Outlook

Sarah Lauber, Executive Vice President and CFO stated, “Our initial outlook for 2024 indicates the midpoint of adjusted earnings per share guidance will be seventy to eighty percent higher than our 2023 results. The projected improvement includes continued baseline profit improvements in all of our businesses, our recently implemented 2024 Cost Savings Program, and projected higher volumes in Attachments.”

“As a direct result of the extremely poor fourth quarter 2023 snowfall following the well below average 2022-23 snow season, we are now seeing a lengthened equipment replacement cycle. Under this scenario, we expect approximately half of the weather driven volume decline experienced this year will be recovered in 2024.”

Lauber concluded, “While weather hasn’t been in our favor recently, 2024 is off to a better start than last year. In Attachments, we have made the tough decisions to align our fixed cost structure to more recent weather driven demand. Solutions exited 2023 with higher margins, strong demand and continued elevated backlog, which provides momentum as we enter the new year. Finally, it is worth reiterating that the dividend has been, and will remain, our top capital allocation priority.”

A more detailed 2024 financial outlook will be provided in conjunction with the complete fourth quarter and full year 2023 results, which will be issued on Monday, February 26, 2024.

With respect to the Company’s preliminary 2024 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Amended Credit Facility

On January 29, 2024, the Company amended its credit facility to provide greater financial flexibility by increasing the leverage ratio covenant from 3.5X to 4.25X at December 31, 2023 and 4.0X at March 31, 2024 and June 30, 2024, returning back to 3.5X at September 30, 2024. The Company’s preliminary leverage ratio at December 31, 2023 was slightly below 3.5X.

Fourth Quarter and Full Year 2023 Earnings Release and Conference Call Information

The Company plans to issue a complete fourth quarter and full year 2023 earnings release after market close on Monday, February 26, 2024. A conference call to discuss the results will follow on Tuesday, February 27, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

The fiscal fourth quarter 2023 and full year 2023 selected financial results and disclosures in this press release are preliminary and reflect management's current views. These results are subject to change.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found at the end of this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, and incremental costs incurred in 2022 related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred in 2022 related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, expected annualized savings to be achieved by the 2024 Cost Savings Program, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2023	2022	2023	2022

Net income	$7,077	$11,512	$23,723	$38,609

Interest expense - net	4,468	3,401	15,675	11,253
Income tax expense	1,118	1,509	5,511	8,752
Depreciation expense	2,852	2,682	11,142	10,418
Intangibles amortization	2,630	2,630	10,520	10,520
EBITDA	18,145	21,734	66,571	79,552

Stock-based compensation	(3,283)	1,167	953	6,730
Other charges (1)	60	10	598	498
Adjusted EBITDA	$14,922	$22,911	$68,122	$86,780

(1) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2023	2022	2023	2022

Net income	$7,077	$11,512	$23,723	$38,609
Adjustments:
Stock based compensation	(3,283)	1,167	953	6,730
Adjustments on derivative not classified as hedge (1)	(172)	(172)	(688)	(688)
Other charges (2)	60	10	598	498
Tax effect on adjustments	849	(251)	(216)	(1,635)
Adjusted net income	$4,531	$12,266	$24,370	$43,514

Weighted average basic common shares outstanding	22,983,965	22,886,793	22,962,591	22,915,543
Weighted average common shares outstanding assuming dilution	22,983,965	22,886,793	22,962,591	22,916,824

Adjusted earnings per common share - dilutive	$0.19	$0.52	$1.01	$1.84

GAAP diluted earnings (loss) per share	$0.29	$0.49	$0.98	$1.63
Adjustments net of income taxes:

Stock based compensation	(0.09)	0.04	0.03	0.21
Adjustments on derivative not classified as hedge (1)	(0.01)	(0.01)	(0.02)	(0.02)
Other charges (2)	-	-	0.02	0.02

Adjusted diluted earnings per share	$0.19	$0.52	$1.01	$1.84

(1) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(2) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.

CONTACT

Nathan Elwell

Vice President of Investor Relations

Douglas Dynamics, Inc.

847-530-0249

investorrelations@douglasdynamics.com